UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Soliciting Material under § 240.14a-12

TWO HARBORS INVESTMENT CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was sent to stockholders of Two Harbors Investment Corp. (“TWO”) on June 8, 2026, in connection with the proposed transaction between TWO and CrossCountry Intermediate Holdco, LLC, an affiliate of CrossCountry Mortgage, LLC (“CCM”).

June 8, 2026

To Our Stockholders:

Your Board of Directors unanimously recommends that you vote FOR the proposed transaction with CrossCountry Mortgage on the WHITE proxy card at the Special Meeting on June 23, 2026.

We are writing to explain why we believe the CCM transaction is in the best interests of all TWO stockholders, and to address the competing proposal from UWM Corporation.

The CCM Transaction Delivers Certain Value to All Stockholders

CCM has agreed to pay $12.00 per share in cash to every TWO stockholder, plus a pro-rated stub dividend for the quarter in which the transaction closes. This transaction requires no election, involves no stock consideration, and is fully financed. CCM has already secured 85% of required regulatory approvals (46 of 53) and obtained early termination of the HSR waiting period. The transaction is well-positioned to close in August 2026.

By contrast, UWMC has not signed any agreement with TWO and has made no binding commitment. UWMC’s proposal is structured so that stockholders who fail to make a timely, affirmative cash election in correct form would receive UWMC stock by default—not cash. Based on our experience, we expect that 25–30% of stockholders would fail to make timely elections.1 We believe UWMC is counting on this outcome in order to issue its devalued stock at the expense of TWO stockholders.

UWMC’s Stock Has Collapsed, Undermining Its Proposal

UWMC’s stock closed on June 5, 2026 at $2.59—a new all-time low. At that price, the UWMC stock that non-electing stockholders would receive by default is worth just $6.04 per share, less than half of the $12.50 headline figure. TWO continues to consider the default stock consideration a non-starter and inconsistent with its fiduciary duties to all stockholders, and has communicated this repeatedly.

Keefe, Bruyette & Woods in its June 4, 2026 note about UWMC concluded that the “acquisition of TWO no longer appears compelling if it’s largely for cash.” They went further, stating that “[a]ny upside would come only if some TWO stockholders default to stock.” This explains why UWMC still has not put forth an all-cash offer and, instead, keeps conjuring up structures that default to stock: because it is not a flaw in their proposal—it is the point.

1 TWO estimate based on TWO’s retail and institutional ownership composition, applied to historical voting participation rates of approximately 28% for retail holders and approximately 77% for institutional holders, as reported in Broadridge Financial Solutions, Broadridge ProxyPulse, 2025 Proxy Season Report.

We Have Been Down This Road Before

In December 2025, TWO signed a merger agreement with UWMC. At announcement, the transaction value was $11.94 per TWO share. Three months later, as UWMC’s stock deteriorated to approximately $3.50, the value had collapsed to less than $8.25 per TWO share, approximately 20% below TWO’s book value. ISS recommended stockholders vote against the deal, and TWO terminated the agreement in order to accept a certain, all-cash offer that eliminated stock volatility risk for TWO stockholders.

Now UWMC is back proposing the exact same exchange ratio for the default stock consideration. But everything else has gotten worse. UWMC’s stock has fallen 50% from $5.12 in December 2025 to an all-time low of $2.59. Its reported leverage has increased from 2.45x in Q3 2025 to 3.18x in Q1 2026, an all-time high that is well above peer levels of 1.0x to 1.5x. Fitch has downgraded UWMC’s credit outlook twice in four months, citing increasing corporate leverage. UWMC’s credit spreads have widened from 250 basis points in December 2025 to approximately 460 basis points, which is 185 basis points wider than CCM’s bonds—nearly the widest gap on record—up from a spread differential of just 35 basis points in December 2025. Bloomberg’s Corporate Default Risk Model now shows UWMC with a 1-year default probability of 5.75%, up from 1.2% in December 2025.

UWMC’s own CEO recently said about a potential transaction with TWO: “If I would have known what I know now about how little value the rest of the company was, I wouldn’t have pursued it.” We share that sentiment. If the TWO Board had known then what it knows now about UWMC’s financial condition and the value of UWMC’s stock, we would not have agreed to stock consideration in December 2025.

The Board’s Process Has Been Rigorous, Fair and Delivered Significant Value to Stockholders

UWMC has questioned the integrity of our process. The record speaks for itself. The TWO Board and its Ad Hoc Committee held over 30 meetings to evaluate strategic alternatives. We retained four independent advisors. We engaged directly with UWMC on 10 separate proposals over 16 months—more engagement than with any other party.

TWO’s Board has also successfully negotiated multiple increases in CCM’s all-cash, fully financed merger agreement from $10.80 per share to $12.00 per share plus a pro-rated dividend. These merger agreement amendments were a direct result of the Board’s continual pursuit to deliver maximum value to all stockholders.

UWMC has also questioned whether TWO’s management and Board have conflicts of interest. We do not. The executive compensation plan – designed by independent compensation consultants to be in line with the median of industry peers – has been in place since 2021 and applies identically regardless of whether the counterparty is CCM or UWMC. ISS and stockholders have overwhelmingly approved this compensation plan at each annual meeting since its adoption. No additional compensation was granted to any executive as part of the CCM transaction. Any severance payments that could be triggered upon termination of the recipient’s employment are contractual obligations that would apply equally to any acquirer. No offers of employment have been made, and no discussions of potential roles have occurred with any member of the executive team. No member of the Board will continue with the combined company.

Waiver to Permit Engagement with UWMC on Potential All-Cash Acquisition

The TWO Board has been clear in what it requires from UWMC: all cash, to all stockholders, no stock component. Fully committed financing to cover the entire amount, including all termination and transaction fees, along with definitive documents. We are prepared to engage immediately and directly, CEO and Chairman to CEO and Chairman, on that proposal. CCM has agreed to waive the non-solicitation provisions of its merger agreement through close of business on Friday, June 12, 2026 to permit this engagement.

We have postponed the Special Meeting to June 23, 2026 to allow additional time for solicitation and, if UWMC is prepared to submit an actionable all-cash proposal with no stock component, to engage with UWMC.

To be clear: the Board has not determined that any UWMC proposal is, or would reasonably be expected to be, superior to the CCM transaction. Given what it knows now, the Board cannot in good conscience, and consistent with its fiduciary duties, recommend any transaction in which TWO stockholders end up owning stock in UWMC—a controlled company whose stock continues to decline and whose credit risk continues to increase. If UWMC cannot or will not make an all-cash offer with no stock component, it should step aside and allow stockholders to vote on the only actionable transaction before them.

The Choice Before You

CCM is offering $12.00 per share in cash to every stockholder, plus a pro-rated stub dividend for the quarter in which the transaction closes, with no election required and no exposure to UWMC stock. The transaction is fully financed, has secured the substantial majority of regulatory approvals, and is well-positioned to close in August 2026.

UWMC has no signed agreement with TWO and has made no binding commitment to TWO. Its proposal would pay $12.50 only to stockholders who affirmatively elect cash; everyone else would receive UWMC stock worth $6.04 at current prices—stock that has declined by approximately 50% since December 2025. There is no right to a stub dividend. Despite UWMC’s claim that it could close in 60 days, a UWMC transaction would require restarting the regulatory process from scratch, including a 120-day minimum advance notice period for mortgage servicing license approvals—making a 60-day close impossible. And UWMC’s credit profile has deteriorated significantly since December 2025.

CCM has made clear that $12.00 per share, plus the right to receive a stub dividend, is its best and final offer, and that it may walk away if stockholders do not approve the transaction. The alternative to the CCM transaction is not a better deal. It is no deal at all.

We urge you to vote FOR the CCM transaction on the WHITE proxy card on or before June 23.

Sincerely,

The Board of Directors

Two Harbors Investment Corp.

About the Postponement of the Special Meeting

The Special Meeting has been postponed and will be held virtually on June 23, 2026 at 10:00 a.m., Eastern Time. TWO common stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/TWO2026SM for the following purposes:

1.	to approve the CCM Merger Proposal;

2.	to approve, on a non-binding advisory basis, the Non-Binding Compensation Advisory Proposal; and

3.	to approve the Adjournment Proposal.

TWO will transact no other business at the Special Meeting or any adjournment or postponement thereof. Please refer to the definitive proxy statement filed with the SEC on April 20, 2026, and thereafter supplemented, for important information about the CCM transaction and related matters.

This letter is first being delivered to TWO stockholders on or about June 8, 2026.

About TWO

TWO (Two Harbors Investment Corp., NYSE: TWO), a Maryland corporation, is a real estate investment trust that invests in mortgage servicing rights, residential mortgage-backed securities and other financial assets. TWO is headquartered in St. Louis Park, MN.

FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements,” including certain plans, expectations, goals, projections and statements about the proposed CCM transaction, TWO’s and CCM’s plans, objectives, expectations and intentions, the expected timing of completion of the proposed CCM transaction, the ability of the parties to complete the proposed CCM transaction considering the various closing conditions; and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that TWO or CCM expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “estimate,” “plan,” “continue,” “intend,” “could,” “foresee,” “should,” “would,” “may,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. TWO’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although TWO believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include, among other things: the expected timing and likelihood of completion of the proposed CCM transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed CCM transaction; the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed CCM transaction, including stockholder approval by TWO stockholders, and the potential failure to satisfy the other conditions to the consummation of the proposed CCM transaction in a timely manner or at all; risks related to disruption of management’s attention from ongoing business operations due to the proposed CCM transaction; the risk that any announcements relating to the proposed CCM transaction could have adverse effects on the market price of TWO common stock; the outcome of any legal proceedings relating to the proposed CCM transaction, including stockholder litigation in connection with the proposed CCM transaction; and that TWO may be adversely affected by other economic, business or competitive factors. All such factors are difficult to predict and are beyond the control of TWO and CCM, including those detailed in TWO’s annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K that are available on TWO’s website at www.twoinv.com/investors and on the SEC’s website at www.sec.gov.

Each of the forward-looking statements of TWO is based on assumptions that TWO believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and TWO does not undertake any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed CCM transaction, TWO filed with the SEC a Proxy Statement. The Proxy Statement was first mailed to TWO stockholders on or about April 20, 2026, and was thereafter supplemented. The proposed CCM transaction will be submitted to the TWO stockholders for their approval. TWO may also file other documents with the SEC regarding the proposed CCM transaction. The Proxy Statement contains important information about the proposed CCM transaction and related matters. This communication is not a substitute for the Proxy Statement or any other documents that TWO may file with the SEC or send to TWO stockholders in connection with the proposed CCM transaction. INVESTORS AND SECURITYHOLDERS OF TWO ARE ADVISED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED CCM TRANSACTION (INCLUDING ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CCM TRANSACTION AND RELATED MATTERS. Investors and securityholders may obtain a free copy of the Proxy Statement and all other documents filed or that will be filed with the SEC by TWO on the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by TWO will be made available free of charge on TWO’s website at www.twoinv.com/investors or by directing a request to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

TWO and its directors, executive officers and certain other members of management and employees of TWO may be deemed to be “participants” in the solicitation of proxies from the TWO stockholders in connection with the proposed CCM transaction. Securityholders can find information about TWO and its directors and executive officers and their ownership of TWO common stock in the Proxy Statement. Additional information regarding the interests of such individuals in the proposed CCM transaction is included in the Proxy Statement relating to the proposed CCM transaction. Free copies of these documents may be obtained as described in the preceding paragraph.